333-43946
333-128754
333-146088
333-173003
As filed with the Securities and Exchange Commission on September 30, 2014.	Registration Nos. 333-181809

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENTS NO. 1 TO

FORM S-8 REGISTRATION STATEMENTS

UNDER

THE SECURITIES ACT OF 1933

CHINDEX INTERNATIONAL, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	13-3097642
(State or other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

4340 East West Highway, Suite 1100 Bethesda, Maryland	20814
(Address of principal executive offices)	(Zip code)
1994 Stock Option Plan 2004 Stock Incentive Plan 2007 Stock Incentive Plan 2007 Stock Incentive Plan 2007 Stock Incentive Plan
(Full Title of the Plan)
Roberta Lipson Chief Executive Officer 4340 East West Highway, Suite 1100 Bethesda, Maryland 20814
(Name and Address of Agent for Service)

(301) 215−7777
(Telephone Number, Including Area Code, of Agent for Service) copies to: Gary J. Simon, Esq. Hughes Hubbard & Reed LLP One Battery Park Plaza New York, NY 10004 (212) 837-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☒
Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements of Chindex International, Inc. (the “Registrant”) on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement File Number 333-43946 pursuant to which the Registrant registered Common Stock, par value $.01 per share (“Common Stock”), for issuance under the Registrant’s 1994 Stock Option Plan, which was filed with the Securities and Exchange Commission (“SEC”) on August 16, 2000.

•	Registration Statement File Number 333-128754 pursuant to which the Registrant registered Common Stock for issuance under the Registrant’s 2004 Stock Incentive Plan, which was filed with the SEC on September 30, 2005.

•	Registration Statement File Number 333-146088 pursuant to which the Registrant registered Common Stock for issuance under the Registrant’s 2007 Stock Incentive Plan, which was filed with the SEC on September 14, 2007.

•	Registration Statement File Number 333-173003 pursuant to which the Registrant registered Common Stock for issuance under the Registrant’s 2007 Stock Incentive Plan, which was filed with the SEC on March 22, 2011.

•	Registration Statement File Number 333-181809 pursuant to which the Registrant registered Common Stock for issuance under the Registrant’s 2007 Stock Incentive Plan, which was filed with the SEC on March 31, 2012.

Such Post-Effective Amendments are being filed to deregister all of the shares of Common Stock previously registered under the Registration Statements and remaining available thereunder.

On April 18, 2014, the Registrant entered into an Amended and Restated Agreement and Plan of Merger (the “Amended and Restated Merger Agreement”), as amended by Amendment No. 1 (“Amendment No. 1”) of the Amended and Restated Merger Agreement on August 6, 2014, and as further amended by Amendment No. 2 (“Amendment No. 2”) of the Amended and Restated Merger Agreement on September 29, 2014 (as so amended, the “Merger Agreement”), with Healthy Harmony Holdings, L.P., a Cayman Islands limited partnership (“Parent”), and Healthy Harmony Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Parent is owned by TPG Asia VI, L.P., a Cayman Islands limited partnership, Fosun Industrial Co., Limited, a corporation organized under the laws of Hong Kong (“Fosun”) and a wholly-owned subsidiary of Shanghai Fosun Pharmaceutical (Group) Co., Ltd., Ms. Roberta Lipson (“Ms. Lipson”), the Chief Executive Officer and President of the Company, the Benjamin Lipson Plafker Trust, the Daniel Lipson Plafker Trust, the Jonathan Lipson Plafker Trust, the Ariel Benjamin Lee Trust (Ms. Lipson and such trusts, collectively, the “RL Rollover Investors”) and the Additional Rollover Stockholders (as defined below).

On September 29, 2104, pursuant to the Merger Agreement, Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a wholly-owned subsidiary of Parent. At the effective time of the Merger (the “Effective Time”), each share of Common Stock and each share of the Company’s Class B common stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held by Parent, Merger Sub and any other subsidiary of Parent (including all shares contributed to Parent by Fosun, the RL Rollover Investors and the Additional Rollover Stockholders), (ii) shares held in treasury or owned by any subsidiary of the Company, and (iii) shares as to which statutory appraisal rights have been perfected under Delaware law) was converted into the right to receive $24.00 in cash, without interest (the “Merger Consideration”), and net of any taxes required to be withheld therefrom, whereupon all such shares were automatically cancelled and ceased to exist, and the holders of such shares ceased to have any rights with respect thereto other than the right to receive the Merger Consideration. The “Additional Rollover Stockholders” consist of 49 employees of the Company as agreed between Parent and the Company.

In connection with the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all securities that were registered but remain unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on the 29th day of September, 2014.

CHINDEX INTERNATIONAL, INC.

By:	/s/ Lawrence Pemble
	Name:	Lawrence Pemble
	Title:	Chief Operating Officer